Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

January 29, 2004

Contact: Consulta LLC

Phone:  (949) 717-0630

Email:  fgl2cllc@AOL.com

Website:  www.centiv.com

CORRECTING and REPLACING CENTIV, INC

To Acquire Interest In Advertising Venture

CENTIV To Purchase Beijing Multimedia Limited and Enter

Advertising And Multimedia Markets

VERNON HILLS, ILL.—(BUSINESS WIRE)—JAN 29, 2004—In BW6043 issued Jan. 29, 2004: Fourth paragraph, first sentence should read: CITIC Group is one of the largest conglomerates in Asia, with total asset value of approximately US$70 billion at the close of fiscal 2003.  (sted CITIC Cultural & Sports Industry Co. Ltd. is one of the largest conglomerates in Asia, with total asset value of approximately US$70 billion at the close of fiscal 2003)

The corrected release reads:

CENTIV, INC TO ACQUIRE INTEREST IN ADVERTISING VENTURE: CENTIV TO PURCHASE BEIJING MULTIMEDIA LIMITED AND ENTER ADVERTISING AND MULTIMEDIA MARKETS IN CHINA.

CENTIV, INC.  (NASDAQ:CNTV-News), announced that it has entered into a Stock Purchase Agreement with Eagle Treasure Limited under which it will acquire all of the issued capital stock of Eagle’s subsidiary, Beijing Multimedia Limited.

Beijing Multimedia owns or has the rights to acquire a part of the net operating profits interest in the joint advertising activities of CITIC Cultural & Sports Industry Co. Ltd.

CITIC Cultural & Sports Industry Co. Ltd. is a company incorporated in China specializing in cultural and media businesses, and its principal businesses include: film production and distribution, television drama and program production and distribution, subway and railway advertising, magazine and newspaper publication, and sports and entertainment businesses.

CITIC Group is one of the largest conglomerates in Asia, with total asset value of approximately US$70 billion at the close of fiscal 2003.  CITIC Cultural & Sports Industry Co. Ltd. is an affiliate of CITIC Group.

CENTIV said that based upon the preliminary independent valuation of the business interest being acquired, Beijing Multimedia has a discounted present value from US$40 million to US$80 million, and is expected to contribute US$20 million a year, pre-tax cash flow to CENTIV.

CENTIV expects to close the transaction shortly.  With the closing, CENTIV intends to restructure its operations platform into a holding company structure.  CENTIV’s three principal industry segments, advertising, marketing and multimedia, will be owned and operated by separate corporate subsidiaries.  According to a CENTIV spokesman, the initial restructuring has started with the transfer of CENTIV’s existing business assets and operations into a new wholly owned subsidiary, CENTIV Services Inc., a Nevada corporation.

Further, CENTIV said, “its new growth strategy requires certain management changes.” Current management assumed responsibility for Centiv Services, Inc., while new officers and directors will operate the holding company.  Additional details will be announced and posted to the web site, www.centiv.com, within the next week or so following the closing of the acquisition of Beijing Multimedia.

Forward looking Statements in this document that are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform of 1993.  Forward-looking statements are not guarantees of future performance.  Our forward-looking statements are based on trends that we anticipate in our industry and our good faith estimate of the effect on these trends of such factors as industry capacity, product demand, and product pricing.  These statements are also subject to risks and uncertainties beyond our reasonable control that could cause our actual business and results of operations to differ materially from those reflected in our forward-looking statements.  These risks are described in the Company’s Form 10-K/10-Q.